                             BARRY L. FRIEDMAN, P.C.
                           Certified Public Accountant


1582 TULITA DRIVE                                          OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278




C3D Inc.
230 Park Avenue
Suite 435
New York, New York  10169


December 20, 1999

Dear C3D Inc.:

I write you this letter to confirm my resignation, effective October 19, 1999, as your principal accountant to audit your financial statements. Further, I hereby confirm that my report on your financial statements for the two years prior to my resignation did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and any subsequent interim period preceding my resignation, there were no disagreements with me on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. I have reviewed the section entitled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the Form 10-12(g) that you filed with the U.S. Securities and Exchange Commission on November 12, 1999, and I completely agree with all of the statements therein concerning my firm and the services that it performed for C3D Inc.




Very truly yours,



/s/ Barry L. Friedman
---------------------------------
Barry L. Friedman
Certified Public Accountant